EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
iPass Inc.

     We consent to incorporation herein by reference in this registration statement on Form S-8 of iPass Inc. of our report dated January 23, 2003, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the registration statement (No. 333-102715) on Form S-1 of iPass Inc.

/s/ KPMG LLP

Mountain View, California
July 24, 2003